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                                                                    EXHIBIT 99.1

                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                          PAGE 1

                                SIPEX CORPORATION

                                FEBRUARY 18, 2004
                                  4:30 P.M. CST

Coordinator    Hello and welcome to the Sipex Corporation fourth quarter 2003 earnings release conference call. All participants will be able to listen only for the duration of the conference. At the request of Sipex Corporation, this conference is being recorded for instant replay purposes. At this time, I'd like to introduce Mr.
               Walid Maghribi, President and CEO of Sipex Corporation and Mr.
               Phil Kagel, Chief Financial Officer and Senior Vice President. At this time, I'll turn the call over to Mr. Phil Kagel, our moderator. Sir, you may begin.

P. Kagel Thank you, operator. Good afternoon and welcome to the year-end 2003 financial results conference call. The press release was distributed at 5:27 p.m. Eastern Time today. Before we begin, I would like to remind everyone listening that the matters we will be discussing today other than historical information consist of forward-looking statements. These statements involve risk and uncertainties, including statements regarding

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                          PAGE 2

               revenue growth, gross margins, product introduction and ramping and cash flow. There are numerous other factors that could cause the company's actual results to differ materially from the results predicted or implied as described in detail in our reports filed with the SEC including our Form 10-K for the year-end of December 31, 2002 and 10-Q for the quarter ended September 27, 2003. All forward-looking statements are made and based upon information available to the company as of this date and the company assumes no obligations to update any forward-looking statements.

               Now for the fourth quarter and fiscal year-end 2003 results: on a non-GAAP basis, revenue in the fourth quarter and full-year were $17.1 million and $63.5 million respectively, compared to $16.6 million and $66.3 million in the prior year. Sequentially, revenue grew 4%. Pro forma earnings per share were a loss of $0.10, compared with the pro forma loss of $0.19 in the fourth quarter of fiscal 2002 and a pro forma loss of $0.12 in the third quarter fiscal 2003, as revised, or an improvement of $0.09 and $0.02 respectively.

               GAAP revenue and loss per share were $4.2 million and $0.60 respectively. We recorded a one time non-cash charge to sales of $12.9

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                          PAGE 3

               million associated with acceleration of vesting rights of the convertible note issued to a related party in June. This note and the first note issued in 2002 will be extinguished this quarter. The GAAP sales of $4.2 million, together with the $12.9 million non-cash charge, comprise of pro forma sales of $17.1 million. In addition, we established a restructuring reserve of $1.1 million for our Billerica facility, which is now approximately 75% unoccupied. Both the restructuring charge and the above mentioned charge sales and the impairment charge comprise the difference between the GAAP loss per share of $0.60 and a pro forma loss of $0.10 per share for the fourth quarter of fiscal 2003.

               Pro forma regional sales in the fourth quarter versus the third quarter break down as follows: Asia grew to $7.4 million from $6.5 million in the prior quarter. Sales in Japan were $3.5 million compared to $4.1 million. Domestic sales were about flat at $3 million. In Europe and the rest of the world, increased to $3.2 million from $2.8 million in the prior quarter. Pro forma gross profit for the fourth quarter of 2003 grew to $5.1 million or 30% compared to $3.4 million or 21% as revised for the third quarter of fiscal 2003.

               Operating expenses, excluding the restructuring charge in the fourth

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                          PAGE 4

               quarter of fiscal 2003, was $7.9 million, including approximately $600,000 of non-recurring professional fees and other expenses and an asset impairment charge as well. In addition, other expenses of approximately $300,000 will not recur in future quarters, due to the extinguishment of the convertible notes.

               Our liquidity position has improved during the fourth quarter of fiscal 2003 as the cash balance grew by $4.5 million to $21.2 million. This was due to the $3 million cash infusion from a related party in conjunction with the extinguishment of the second convertible note and an increase in accounts payable.

               Now, we will turn to Walid for more details on the fourth quarter and guidance on the first quarter of fiscal 2004.

W. Maghribi    Good afternoon. This is quarter's news release was a challenge to write and I'm sure it was quite a challenge to understand all the details behind the numbers. So before I start talking about the business, please allow me to explain some of the variables that shaped the financials of the company. It's important to understand the base, so we can explain the business model going forward.

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                          PAGE 5

               As I mentioned previously, we announced on December 23rd of last year, that we reached an agreement with the affiliate of Future Electronics to convert the first note into common stock and to vest the rights they had associated with the second note into three million shares. We believe that was a great deal for the shareholders. However, the byproduct of that agreement was to take a non-cash one-time accounting charge against revenue. The value of that charge was calculated using the Black-Scholes model and was $12.9 million. So our GAAP revenue was the $17.1 million minus $12.9 million or $4.2 million.

               Second, also as I previously announced on December 23rd of last year, we decided to take a restructuring reserve related to the costs of the lease of the unused portion of the Billerica facility. This one-time charge was $1.1 million.

               Third, to improve our financial and operational systems, we decided to implement a new IT system that is easier to use and less costly to operate. This required us to take an impairment charge around $300,000 for the current system in use.

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                          PAGE 6

               Fourth, reincorporating the company, entering into the second note agreement with the affiliate of Future Electronics, securing all regulatory approvals and subsequently dismantling the agreement caused us to incur a high legal cost. This and in addition to increased cost incurred by our finance group to support year-end audit and in preparation for Sarbanes-Oxley compliance caused our below-the-line expenses to increase by over $600,000 above lower run rate.

               In addition, as mentioned in the news release, our thorough investigation of every financial account in preparation for the year-end audit determined that we made some errors that resulted the understatement of some cost incurred mostly in Q3 and some in Q2 of last year. This, in effect, inflated our previously reported gross margin without really changing the previously set trend of continuous improvement. While I'm disappointed with that event, the process has opened our eyes to some holes in the organization that we intend to remedy shortly.

               So to really understand our financial performance this quarter, you need to look at the numbers on non-GAAP basis. We hope that this quarter marks the end of the GAAP and non-GAAP distinction for Sipex. While the close of the year was hard and long, the process has instilled confidence in

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                          PAGE 7

               our balance sheet, in our inventory valuation and in the accuracy of our revenue and financial accounts. We ended the audit with no material weakness from our auditors. This is by itself a major accomplishment when compared to the end of 2002. The new IT system that we are implementing right now and the added processes that we have implemented will only increase our confidence going forward.

               Now let's then turn to the business. All the numbers I will be mentioning are non-GAAP or pro forma. First on revenue, we are pleased to have grown our revenue for the second quarter in a row. Our revenue growth of 4% sequentially was in the mid-range of our guidance. As indicated during the last quarter conference call, we focused in improving our margin and thus, we walked away from at least $600,000 of low margin business that we would have taken at some other time.

               Revenue from interface products was up slightly to $9.6 million versus our guidance of $9.4 million to $9.5 million. While revenue from serial interface products was down slightly, a revenue from our proprietary multi-protocol products increased 25% sequentially to a new record. Power products revenue leaped 29% sequentially to $5.3 million versus our guidance of $4.5 million to $5.2 million. New power products

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                          PAGE 8

               reached a new record level as we started shifting our newly introduced family, our 12-volt controllers. Revenue from optical storage products, however, dropped 22% to $2.2 million versus our guidance of $2.6 million to $2.8 million. The drop was mainly caused by the slowdown in consumption at one of our customers on one of our PDIC products.

               While shipments during this quarter will continue to be minimal to this customer, we are quite satisfied with the pipeline of new products being evaluated by several new customers that are planned to go into full production in the second quarter. During this quarter, we will begin a shipment of our newly introduced PDIC product for a DVD read application to a customer outside of Japan, which is a first for Sipex on this product line.

               Now let's look at gross margin. Our gross margin ended the quarter at 30%, up from the revised 21% in Q3 and within the guidance of the low to mid-30s. While we are happy with the continuing upward trend in the gross margin, we were shy a couple of points to our internal plan. This was caused mainly by the lower than expected revenue of the optical storage product as mentioned earlier. The sequential jump in the gross margin from 21% to 30% was driven by a richer mix on interface products

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                          PAGE 9

               and higher revenue on new power products.

               In addition, our gross margin was boosted by our cost reduction effort and productivity improvement in operation. We reap most of the benefit of the two micron conversion on interface products, which we expect that continue. We also started to reap the benefit of an equivalent effort of cost reduction on all power products, which is expected to show a material impact, starting the end of this quarter and a significant impact in the following quarters. Assuming that our revenue will expand during the coming quarters, we feel stronger than ever that we will reach a gross margin of 40% during this year.

               On a new product front, we introduced seven new products: one in the optical storage product line, one in interface product line and five in the power product line. The new 12 volt Controller family represented three of the five power products. These products are showing very significant reception in high-volume applications, such motherboards, industrial consumer lighting and several other applications working off a 12 volt bus. They are expected to add to the growth of the new power products during this quarter and beyond.

               Looking forward into Q1, we expect the following: in power, revenue is

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                         PAGE 10

               expected to increase by over 25% to between $6.7 million and $6.8 million, up from $5.3 million in Q4. Interface products revenue is expected to increase by 6% to around $10 million, up from $9.4 million in Q4. Optics revenue is expected to be down to between $1.5 million and $2 million. Growth is expected to resume in Q2 driven by our newly introduced PDIC for DVD read application and our new products for customers inside and outside of Japan. These products are expected to be introduced during this quarter and ramp into production at the customer in the second quarter.

               While the optical storage business is quite challenging, our ties to our customers are quite strong. We are developing products for some very large multi-national companies that are needed for some of their most advanced DVD systems and thus, we feel comfortable that we can grow the business significantly from here. The situation that occurred in the Q4 is nothing more than a bump in the road.

               On a gross margin front, we feel we are on a good base. Our cost structure this quarter has improved to the point, that we can play competitively on most of our product portfolio for the first time. There will come a time during this year, where our margin would become more uniform across a

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                         PAGE 11

               wide number of products, including old products. This will enable us to grow revenue without sacrificing margin.

               During this quarter, we expect to see gross margin to be in the 32% to 34% on its way to our intermediate targets of 40%. The magnitude of a growth margin from here on is heavily dependent on the overall revenue that we can achieve. Our loss from operations is expected to narrow significantly to around $1 million. I continue to be on the belief that we should show a profit from operations at the same level around $19 million for the quarter with a gross margin of around 38%, which could occur during the second quarter of this year. So this quarter, we are therefore guiding for a revenue between $18.2 million and $18.8 million. Now we can open it to questions.

Coordinator    At this time, we are ready to begin our formal question and answer session. Our first question comes from Todd Cooper of Stephens, Inc. You may ask your question.

T. Cooper      Walid, the problem with the optical customer, can you be more specific? What was that? Did they select another product, a competing product or is their product just slowing down?

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                         PAGE 12

W. Maghribi    Actually, it's a product that they introduced in the second quarter of last year when we first introduced our part, and it was positioned in the market in Japan, it was sold in Japan. All of a sudden, they have received a significant competition from one of their competitors in Japan, and so they felt that they are not that competitive in that system at the prices that they were selling it at that time in Q4; so they decided to slow down the production, while they are retweaking in their marketing strategy.

T. Cooper      Okay. In the pro forma gross margin at 30%, you had to restate two previous quarters. Was there any restatement associated with that 30%? I guess in other words, I'm asking, would the gross margin been higher, had accounted for the same way you did originally?

W. Maghribi    First of all, I'm embarrassed, but on the other hand, I feel very good that this company because of our new auditor, is obviously under much greater scrutiny for every practice and every policy that this company has adopted since it went public. So even though some things we have done in the past for years and years, our new auditor thought that it is more appropriate to do it in different way, to adopt to every standards and every regulation.
               So we definitely having implemented during Q4, much tighter control that if

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                         PAGE 13

               we were to do it the old-fashion way, the number would have been higher than 30%.

               But the fact is, I am actually sure, knowing the current regulation, that they were not the appropriate way and that's why we went to restate the Q2 and Q3; and they were related to basically accruals and valuation of inventory, and our situation is quite complicated because of the various subcontractors that we have all around the world. So keeping track of how they absorb value at various steps of the operation was not straightforward.

               Also, the dealing with a huge shipment to our distribution, that by itself is much, much higher volume than was done in the past; and that by itself requires special accounting, a very accurate accounting because we have inventory all over. As you know, we only account for revenue when we sell the product and there's a change in standards and there's a change of cost and there's a change of prices that we ship to and so on and so forth. So it required a much more meticulous accounting structure that we had in the past. So I feel very good that, even with all great magnification and great focus on how we do things, we were still able to do 30% of gross margin.

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                         PAGE 14

T. Cooper      Okay. And with this quarter, the first quarter, will the
               GAAP and pro forma numbers be the same? Is the future accounting be done with?

W. Maghribi    Okay. As you know, we announced this morning, I believe, that we will convert the note. Actually, this afternoon, we did receive a note to convert. So as far as I'm concerned, there is nothing. I wonder if we have to take charge--no. Actually, we already dissolved and took all the charge last quarter, so we do not anticipate anything, any adjustment related to the Future deal.

Coordinator    Our next question comes from Paul Packer of Globis Capital. You may ask your question.

P. Packer      Good afternoon, Walid. Good afternoon, Phil. First, we work under stressful conditions. Can you just comment on, Walid, on first the--how could you do feel about the optical business going forward in the second quarter? I would assume we can also rest assured, that the accountants have given you guys a very clean bill of health.

W. Maghribi    First of all as you know in '02, we did receive a material weakness from our previous auditors. I'm very glad that all these issues are behind us and

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                         PAGE 15

               we took the steps required and I've been informed by the auditors before I walked in into this conference call that there will be no material weakness associated with the close of 2003. So that is extremely a positive thing.

               I think it's very important to note that the adjustment that we are doing for Q2 and Q3 were not found by the auditors. They were found by the company, and we presented it to the auditors, so that's why it was not a material weakness. If they were found by the auditor, then it would be under material weakness kind of a thing. So we, obviously, now that we plugged the holes, and they are really related to a couple of major areas, related to contractors and how we treat inventory and what's in transit and things like that. So we have put the checklist and procedure and sign-off loop of at least four people before an entry is booked related to these kind of things. So that's where we are from the accounting.

               From the optics point of view, as you know, optic storage product point of view, Sipex had only business in Japan and we were mainly shipping a product to two customers in Japan and then, each one of these customers have their own subcontractors, two or three subcontractors. Basically, there are two customers and each one of these customers use one or two product at any one time and this product have a lifetime, basically of four

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                         PAGE 16

               quarters from beginning to end. So it's very, very important that before the products dies, you have a new product that's coming out at the rate that the previous product is coming down. That is really the procedure that we have been running under for since the optics came to light. But in Q4, it was a perfect quarter from a sense that for optics, we really had a plan to do as much as $3 million. Everything was in place; we built the inventory and the customer informed us that there's a change of plan. So being one of our two major customers, it was very important to respect what they need and thus, our shipment was low for Q4.

               Now for Q1, our distributor in Japan has enough inventory, based on the demand of that customer. So we're not going to ask the distributor to go and take more inventory, just to make our numbers. We believe we could make our number without stuffing the channel in optics.

               Now starting toward the end of Q1, like in March, several new programs will kick in; in particular, there are three products that kick in. One of them we have already introduced, the AD 56, I believe the day before yesterday or yesterday; and there are two other products that can go into production, at least preproduction, toward the end of March, but definitely in production during the second quarter. So I expect that a pretty good

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                         PAGE 17

               snapback in the Q2.

               Also, the new DVD-ROM that we start shipping to, let's say, outside of Japan, this is a new first that's going add several hundred thousand dollars per quarter, some of it during this quarter, but definitely in Q2. All in all, I don't see any reason why this business cannot be $5 million to $6 million by the end of this year per quarter.

Coordinator    Our next question comes from Ross Seymore of Deutsche Bank. You may ask your question.

R. Seymore     Just a couple of follow-ups here. With the restatement coming with the 10-K, do you have any idea what the time frame on that should be?

W. Maghribi    We expect to file our 10-K by the due date of March 15.

R. Seymore     Okay. And then, you talked about the high turns
               requirements. Can you give a little more color by segment, as far as the guidance you gave with the power business expecting to be up 25%, etc.? Is there a different terms requirement by segment there?

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                         PAGE 18

W. Maghribi    Okay. So right now, if we look at the quarter, let's say, we want to make just I against the bottom of the guidance, which is the
               18.2 , we are about 60% booked. And the one that mostly booked I would say is in interface because it's very easy to book and it's a commodity kind of a product. On the new power products, these are products that were designed typically in the United States or in Europe; and they go to Asia and then they are bought by our distributor to support the local manufacturing, and typically the distributor is not going to place order until he receive order from the end customers. So as we speak, the big portion of the demand would need to come from the new power products.

R. Seymore     Okay. And then I might have misheard, but did you say what your cash position?

W. Maghribi    We post the year at $21 million.

R. Seymore     Okay. So that rose a good $4 million.

W. Maghribi    Yes, and that's partly because $3 million, which was part of the settlement of the dismantlement of the Future note and additional, due to stock option exercises.

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                                                               SIPEX CORPORATION
                                                           MODERATOR: PHIL KAGEL
                                                 FEBRUARY 18, 2004/4:30 P.M. CST
                                                                         PAGE 19

Coordinator    At this time, we have no further questions.

W. Maghribi    Okay, operator. Thank you very much. That's the end of it.
               Bye-bye.

Coordinator    Thank you. This concludes your conference. You may all disconnect at this time.